As filed with the Securities and Exchange Commission on February 18, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GFI GROUP INC.

(Exact name of issuer as specified in its charter)

Delaware	80-0006224
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Wall Street
New York, New York 10005
(212) 968-4100

(Address and telephone number of principal executive offices)

2002 Stock Option Plan
2000 Stock Option Plan
2004 Equity Incentive Plan

(Full Title of the Plans)

Scott Pintoff, Esq.

General Counsel and Corporate Secretary

GFI Group Inc.
100 Wall Street
New York, New York 10005
(212) 968-4100

(Name, address and telephone number of agent for service)

Copies to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000

Attention: Arnold B. Peinado, III, Esq.
John T. O’Connor, Esq.
Albert A. Pisa, Esq.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	1,248,191 shares	(3)	$13.55	$16,912,988.05	$1,990.66
Common Stock (par value $0.01 per share)	1,456,230 shares	(4)	$11.71	$17,052,453.30	$2,007.07
Common Stock (par value $0.01 per share)	3,000,000 shares	(5)	$25.99	$77,970,000	$9,177.07
Totals	5,704,421 shares		$19.62	$111,935,441.35	$13,174.80

(1)             Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)             Offering prices of options that have not yet been granted as of the date of this Registration Statement or of shares of common stock under the 2004 Equity Incentive Plan are computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on February 14, 2005. Offering prices of options that are outstanding as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options. Offering prices are estimated solely for the purpose of calculating the registration fee.

(3)             Represents common stock issuable upon exercise of outstanding options under the 2002 Stock Option Plan as of the date of this Registration Statement.

(4)             Represents common stock issuable upon exercise of outstanding options under the 2000 Stock Option Plan as of the date of this Registration Statement.

(5)             Represents common stock issuable under the 2004 Equity Incentive Plan.

PART I

ITEM 1.   PLAN INFORMATION

Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Registrant will, upon written or oral request, provide without charge to any person to whom the prospectus relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such Prospectus and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, GFI Group Inc., 100 Wall Street, New York, New York 10005 (telephone: (212) 968-4100).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated by reference herein and shall be deemed to be a part hereof:

1.                The Registrant’s prospectus filed on January 26, 2005 pursuant to Rule 424(b) of the Securities Act, which prospectus contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

2.                All other reports filed by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since January 25, 2005.

3.                The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act on January 6, 2005, including any amendment or report filed for the purpose of updating such description.

All documents, filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Common Stock is contained in the Exchange Act registration statement which has been filed with the Commission.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations. As permitted by Section 145 of the Delaware General Corporation Law, Article Eighth of the Registrant’s second amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, subject to specified limitations.

In addition, as permitted by Delaware General Corporation Law, Article V of the second amended and restated bylaws of the registrant provides that:

•       The Registrant shall indemnify its directors and officers for serving in those capacities or for serving other business enterprises at the Registrant’s request to the fullest extent permitted by Delaware Law.

•       The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

The shares to be offered and sold under the prospectus relating to this Registration Statement were initially issued by the Registrant in transactions deemed exempt from registration under the Securities Act in reliance on either Rule 701 promulgated under that act as offers and sales of securities pursuant to an employee benefit plan or contract relating to compensation or Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

ITEM 8.   EXHIBITS

See Exhibit Index on page 8.

ITEM 9.   UNDERTAKINGS

(1)   The Registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)   The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(3)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on February 18, 2005.

GFI GROUP INC.
By:	/s/ SCOTT PINTOFF
Name: Scott Pintoff
Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Michael Gooch, J. Christopher Giancarlo and Scott Pintoff and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURE	TITLE	DATE
/s/ MICHAEL GOOCH	Chairman of the Board and Chief
Michael Gooch	Executive Officer	February 16, 2005
/s/ COLIN HEFFRON	President and Director
Colin Heffron		February 16, 2005
/s/ JAMES A. PEERS	Chief Financial Officer (principal financial
James A. Peers	and accounting officer)	February 16, 2005
/s/ MARISSA CASSONI	Director
Marissa Cassoni		February 16, 2005
/s/ GEOFFREY KALISH	Director
Geoffrey Kalish		February 16, 2005
/s/ CHRISTOPHER PIKE	Director
Christopher Pike		February 16, 2005
/s/ JOHN W. WARD	Director
John W. Ward		February 16, 2005

EXHIBIT INDEX

Exhibit No.	Description
5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the legality of the Registrant’s Common Stock.
10.9*	2002 Stock Option Plan.
10.10*	2000 Stock Option Plan.
10.13*	2004 Equity Incentive Plan.
23.3	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the Opinion filed as Exhibit 5.2 hereto).
23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.2	Power of Attorney (set forth on the signature page hereof).

*                    Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (No. 333-116517) filed with the Commission on January 25, 2005.